Exhibit 99.1

Contact: Patricia Phillips
-or-
Carrie Long
Investor Relations
pphillip@viad.com
clong@viad.com
602/207-2681

Viad Corp Announces Tender Offers to Repurchase Its
Outstanding Public Indebtedness

PHOENIX, Ariz., May 10, 2004 – Viad Corp (NYSE: VVI) today commenced cash tender offers and consent solicitations for the following outstanding public indebtedness:

•	10.50% Subordinated Debentures due May 15, 2006;

•	6.09% Medium Term Notes, Series A due October 25, 2004;

•	6.11% Medium Term Notes, Series A due October 25, 2004;

•	6.15% Medium Term Notes, Series A due October 25, 2004;

•	6.56% Medium Term Notes, Series A due February 7, 2005; and

•	6.63% Medium Term Notes, Series A due January 21, 2009 (collectively, the “Notes”).

     Under the terms of the tender offers, Viad is offering to purchase the Notes at a price (referred to as the “Tender Offer Consideration”) for each $1,000 principal amount tendered equal to the present value on the payment date of the principal and interest that would accrue until maturity, determined by reference to a fixed spread over the bid-side yield to maturity of a reference security, minus the $30.00 consent payment described below.

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The following table sets forth the fixed spread and reference security applicable to the various Notes:

Fixed
Security Description	Maturity Date	Spread	Reference Security
10.50% Subordinated Debentures	May 15, 2006	+30bps	6 7/8% U.S. Treasury Note due May 15, 2006
6.09% Series A Medium Term Notes	Oct. 25, 2004	+10bps	1 7/8% U.S. Treasury Note due Sept. 30, 2004
6.11% Series A Medium Term Notes	Oct. 25, 2004	+10bps	1 7/8% U.S. Treasury Note due Sept. 30, 2004
6.15% Series A Medium Term Notes	Oct. 25, 2004	+10bps	1 7/8% U.S. Treasury Note due Sept. 30, 2004
6.56% Series A Medium Term Notes	Feb. 7, 2005	+15bps	1 5/8% U.S. Treasury Note due Jan. 31, 2005
6.63% Series A Medium Term Notes	Jan. 21, 2009	+50bps	3 1/4% U.S. Treasury Note due Jan. 15, 2009

     The pricing of the tender offers is expected to occur on June 3, 2004 at 2:00 p.m., New York City time. The tender offers will expire at 12:00 Midnight, New York City time on Monday, June 7, 2004, unless extended by Viad (the “Expiration Date”).

     In conjunction with the tender offers, Viad is soliciting consents from holders of the Notes to eliminate certain restrictive covenants and events of default under the Notes and the Indentures relating to the Notes, as further detailed in the Offer to Purchase and Consent Solicitation Statement dated May 10, 2004. Any holder that tenders Notes pursuant to the tender offers must also deliver a consent to the proposed amendments to the applicable Indenture. Holders that tender their Notes on or prior to 5:00 p.m., New York City time on May 21, 2004 (the “Consent Date” unless extended by Viad), will also be eligible to receive the consent payment, which is equal to $30.00 per $1,000 principal amount of Notes.

     Subject to the terms and conditions of the tender offers and the consent solicitations, holders that validly tender their Notes and thereby deliver their consents on or prior to 5:00 p.m., New York City time, on the Consent Date will be paid in respect of Notes accepted for purchase

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the total consideration (namely the Tender Offer Consideration and the consent payment), on the final settlement date, which is expected to be promptly after the Expiration Date. Subject to the terms and conditions of the tender offers and the consent solicitations, holders that validly tender their Notes after the Consent Date, but on or prior to 12:00 midnight, New York City time, on the Expiration Date, will only be paid in respect of Notes accepted for purchase the Tender Offer Consideration on the final settlement date. In addition to the consideration described above, holders of Notes purchased in the tender offers will also receive accrued and unpaid interest from the last interest payment date to, but not including, the final settlement date, payable on the final settlement date.

     Consummation of the tender offers, and payment of the Tender Offer Consideration and consent payment, is subject to the satisfaction or waiver of various conditions, which are described in the Offer to Purchase and Consent Solicitation Statement. The tender offer for the Subordinated Debentures is subject to a minimum condition that holders of not less than a majority of the aggregate outstanding principal amount of Subordinated Debentures consent to the amendments to the Indenture under which those Notes were issued. The tender offer for the Medium Term Notes is subject to a minimum condition that holders of not less than two-thirds of the aggregate outstanding principal amount of Medium Term Notes consent to the amendments to the Indenture under which those Notes were issued. The tender offers and the solicitations are not subject to any financing condition. Viad intends to use cash on hand to fund the purchase of the Notes and the payments for consents in connection with the tender offers and consent solicitation.

     Lehman Brothers Inc. and Citigroup Global Markets Inc. are acting as dealer managers for the tender offers and solicitation agents for the consent solicitations. The information agent for the tender offers and consent solicitations is D.F. King & Co., Inc.

     This news release is neither an offer to purchase nor an offer to sell securities. The offers are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated May 10, 2004. Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 949-2583 (banks and brokers may also call (212) 269-5550 (collect)). Questions regarding the tender offers and consent solicitations should be directed to Lehman Brothers at (800) 438-3242 or (212) 528-7581 (collect) or Citigroup at (800) 558-3745 or (212) 723-6106 (collect).

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     Viad is a $1.6 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

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Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, the realization of restructuring cost savings, investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.